UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2009

MABCURE INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-141131
(Commission File Number)

20-4907822
(IRS Employer Identification No.)

De Schiervellaan 3/B1 3500 Hasselt, Belgium
(Address of principal executive offices and Zip Code)

+32 (487) 425303
(Registrant's telephone number, including area code)

Former Address: 3702 South Virginia Street, #G12-401, Reno, Nevada 89502-6030
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On April 2, 2009, the Registrant, Dr. Amnon Gonenne, the Registrant’s Chief Executive Officer, and Indigoleaf Associates Ltd, entered into an amendment to the Asset Purchase Agreement dated January 10, 2008, pursuant to which the parties amended the agreement to reflect the original intention of the parties that the 6,409,600 shares of the Registrant’s common stock that had been issued to Dr. Gonenne had been issued to Dr. Gonenne as founders shares in consideration for his being one of the founders of the Registrant’s cancer therapy and detection business. The amendment provides that up to 75% of the shares issued to Dr. Gonenne, i.e., up to 4,807,200 shares of the Registrant’s common stock, are subject to a lapsing repurchase right that may be exercised by the Registrant in the event Dr. Gonenne’s employment agreement with the Registrant is terminated within 18 months of July 7, 2008. The 4,807,200 shares of the Registrant’s common stock subject to the lapsing repurchase right shall be released from such right in three 6-month intervals, such that 1/3 of the shares (i.e., 1,602,400 shares) shall be released from the lapsing repurchase right at the end of each 6-month interval, provided that at each respective 6-month interval Dr. Gonenne continues to be retained by the Registrant pursuant to his employment agreement. All of the 4,807,200 shares of common stock shall be released from the lapsing repurchase right and no longer subject thereto upon the expiration of a continuous period of employment of 18 months from July 7, 2008.

     In addition, the Registrant and Dr. Gonenne entered into an amendment to Dr. Gonenne’s employment agreement with the Registrant in order to conform the employment agreement to the above-described amendment to the Asset Purchase Agreement.

     The Registrant also entered into an amendment to the escrow agreement with Dr. Gonenne and Clark Wilson LLP, the escrow agent, in order to conform the escrow agreement to the amendment to the Asset Purchase Agreement. Pursuant to the amendment to the escrow agreement, all of the shares of Dr. Gonenne held in escrow shall be released from the lapsing repurchase right and no longer subject thereto upon the expiration of a continuous period of employment of 18 months from July 7, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABCURE INC.
(Registrant)

	By:	/s/ Amnon Gonenne
Dr. Amnon Gonenne
President and Chief Executive Officer

Date: April 6, 2009